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                                                                    Exhibit 4.20




                         SECURITIES PURCHASE AGREEMENT

                                  by and among


                      ILLINOIS SUPERCONDUCTOR CORPORATION

                                      and


                           ELLIOTT ASSOCIATES, L.P.,


                         WESTGATE INTERNATIONAL, L.P.,


                             ALEXANDER FINANCE, LP

                                      and


                 STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY


                           Dated as of March 31, 1999
                         ______________________________



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     SECURITIES PURCHASE AGREEMENT (this "Agreement"), dated as of March 31,
1999, by and among Elliott Associates, L.P., a limited partnership organized and existing under the laws of Delaware, Westgate International, L.P., a limited partnership organized and existing under the laws of the Cayman Islands, Alexander Finance, LP, a limited partnership organized and existing under the laws of the State of Illinois , and State Farm Mutual Automobile Insurance Company, an insurance company organized and existing under the laws of the State of Illinois (each, a "Purchaser" and collectively, the "Purchasers"), and Illinois Superconductor Corporation, a corporation organized and existing under the laws of Delaware (the "Company").

     WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchasers, and the Purchasers desires to acquire from the Company, $3,300,000 principal amount of the Company's 6% Senior Convertible Notes due May 15, 2002 (the "6% Notes"), in the form of Exhibit A attached hereto, on the terms and conditions set forth herein;

     WHEREAS, subject to the terms and conditions set forth in this Agreement, the Purchasers and the Company desire that the terms and provisions of $5,500,000 principal amount of the Company's 2% Senior Convertible Notes due May 15, 2002, which were issued on May 15, 1998 and which are held by the Purchasers (the "2% Notes"), be amended, as set forth below; and

     WHEREAS, subject to the terms and conditions set forth in this Agreement, in connection with the transactions set forth above, the Purchasers and the Company desire that the Purchasers: (i) acquire warrants, substantially in the form of Exhibit B attached hereto ("6% Note Warrants") to purchase an aggregate of 1,320,000 shares of the Company's Common Stock, par value $ .001 per share (the "Common Stock"), at an exercise price of $1.4625 per share; and (ii) amend the terms of certain existing warrants issued to the Purchasers to purchase 2,200,000 shares of Common Stock at $3.75 per share and expiring on May 15, 2001 (the "2% Note Warrants"), as set forth below.

     IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchasers agree as follows:

                                   ARTICLE I

               PURCHASE AND SALE OF NOTES AND WARRANTS; AMENDMENT

     1.1 Purchase and Sale. Subject to the terms and conditions set forth herein, the Company shall issue and sell to the Purchasers, and the Purchasers shall purchase from the Company, (i) $3,300,000 in aggregate principal amount of 6% Notes, in the respective amounts set forth opposite each Purchaser's name on the Schedule of Purchasers attached hereto, and (ii) 6% Note Warrants to purchase an aggregate of 1,320,000 shares of Common Stock, at an exercise price of $1.4625 per share, subject to adjustment as therein provided, at any time during the period beginning on the Closing Date (as hereinafter defined) and ending on the third

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anniversary of the Closing Date, in the respective amounts set forth opposite each Purchaser's name on the Schedule of Purchasers.

     For purposes of this Agreement, "Conversion Ratio", "Trading Day, "Business Day" and "Per Share Market Value" shall have the meanings set forth in the 6% Notes.

     1.2 Amendment of 2% Notes and 2% Note Warrants.

     (a) Subject to the terms and conditions set forth herein, the terms and provisions of $5,500,000 principal amount of 2% Notes held by the Purchasers shall be amended as set forth in the Amendment, in the form of Exhibit C attached hereto (the "Amendment to Note Agreement"), to the Securities Purchase Agreement, dated as of May 15, 1998, by and among the Company, the Purchasers, Spring Point Partners, L.P. and Spring Point Offshore Fund (the "2% Note Agreement"). The 2% Notes amended pursuant to the terms of the Amendment to Note Agreement shall hereinafter be referred to as the "Amended 2% Notes."

     (b) Subject to the terms and provisions herein, the terms and provisions of 2% Note Warrants to purchase 2,200,000 shares of Common Stock shall be amended, as set forth in the Amendment to Note Agreement. The 2% Note Warrants amended pursuant to the terms of the Amendment to Note Agreement shall hereinafter be referred to as the "Amended 2% Note Warrants."

     1.3 Purchase Price and Amendment Amount. The purchase price of the 6% Notes and 6% Note Warrants purchased herein and the amounts of 2% Notes and 2% Note Warrants to be amended shall be set forth opposite each Purchaser's name on the Schedule of Purchasers.

     1.4 The Closing.

     (a) Time and Place. The closing of the purchase and sale of the 6% Notes and the 6% Note Warrants and the amendment of the 2% Notes and the 2% Note Warrants (the "Closing") shall take place at the offices of Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, New York, New York on March 31, 1999, or such later date as the parties shall agree, but not prior to the date that the conditions set forth in Section 4 have been satisfied or waived by the appropriate party. The date of the Closing is hereinafter referred to as the "Closing Date." At the Closing, the Company shall sell and issue to the Purchasers, and the Purchasers shall purchase, 6% Notes and 6% Note Warrants for an aggregate purchase price of $3,300,000 and the Company shall also amend the amount of 2% Notes and 2% Note Warrants with respect to each Purchaser, all as set forth in the Schedule of Purchasers.

     (b) Closing Deliveries. At the Closing, (i) the Company shall deliver to each Purchaser, in such denominations as are requested by such Purchaser, (A)
(1) 6% Notes in the principal amount which such Purchaser is then buying (as indicated opposite such Purchaser's name on the Schedule of Purchasers) and (2) Amended 2% Notes in the principal amount indicated opposite such Purchaser's name on the Schedule of Purchasers) and (B) (1) 6% Note Warrants to purchase such number of shares of Common Stock as indicated opposite such

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Purchaser's name on the Schedule of Purchasers and (2) Amended 2% Note Warrants
to purchase such number of shares of Common Stock as indicated opposite such Purchaser's name on the Schedule of Purchasers, each registered in the name of such Purchaser, and (C) all other documents, instruments and writings required to have been delivered at or prior to the Closing by the Company pursuant to this Agreement, including the Amendment to Note Agreement and the Registration Rights Agreement by and between the Company and the Purchasers, substantially in the form of Exhibit D attached hereto (the "Registration Rights Agreement"), and (ii) each Purchaser shall deliver to the Company (A) that portion of $3,300,000 which represents the purchase price for the 6% Notes and 6% Note Warrants to be issued and sold to such Purchaser (as indicated opposite such Purchaser's name on the Schedule of Purchasers), in United States dollars in immediately available funds by wire transfer to an account designated in writing by the Company and (B) those 2% Notes and 2% Note Warrants to be amended (as indicated opposite such Purchaser's name on the Schedule of Purchasers), and (C) all documents, instruments and writings required to have been delivered at or prior to the Closing by such Purchaser pursuant to this Agreement, including the Amendment to Note Agreement and the Registration
Rights Agreement.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     2.1 Representations, Warranties and Agreements of the Company. The Company hereby makes the following representations and warranties to each
Purchaser:

     (a) Organization and Qualification. The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the requisite corporate power and authority to own and use its properties and assets and to carry on its business as currently conducted. The Company has no subsidiaries. The Company is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not, individually or in the aggregate, (x) adversely affect the legality, validity or enforceability of any of the Transaction Documents (as defined below) in any material respect, (y) have a material adverse effect on the results of operations, assets, prospects, or financial condition of the Company or (z) adversely impair in any material respect the Company's ability to perform fully on a timely basis its obligations under the Transaction Documents (a "Material Adverse Effect").

     (b) Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated hereby and by the 6% Notes, the 6% Note Warrants, the Amendment to Note Agreement, the Registration Rights Agreement, the Amended 2% Notes and the Amended 2% Note Warrant, and otherwise to carry out its obligations hereunder and thereunder. This Agreement, the 6% Notes, the Amendment to Note Agreement, the Registration Rights Agreement, the 6% Note Warrants, the Amended 2% Notes and the Amended 2% Note Warrants are collectively referred to as the

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"Transaction Documents."  The execution and delivery of each of the Transaction
Documents by the Company and the consummation by it of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of the Company. At the Closing, each of the Transaction Documents will be duly executed and delivered by the Company and when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors' rights and remedies or by other equitable principles of general application. The Company is not in violation of any of the provisions of its Certificate of Incorporation, as amended (the "Certificate of Incorporation"), or By-Laws (the "By-Laws"). Attached as Exhibit 2.1(b) are copies of the Company's Certificate of Incorporation and By-laws.

     (c) Capitalization. The authorized, issued and outstanding capital stock of the Company is set forth in Schedule 2.1(c). No shares of Common Stock are entitled to preemptive or similar rights, nor is any holder of the Common Stock entitled to preemptive or similar rights arising out of any agreement or understanding with the Company by virtue of any of the Transaction Documents. Except as disclosed in Schedule 2.1(c), there are no outstanding options, warrants, script rights to subscribe to, calls or commitments of any character whatsoever relating to, or, except as a result of the issuance of the 6% Notes and the 6% Note Warrants and the amendment of the 2% Notes and 2% Note Warrants hereunder, securities, rights or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire any shares of Common Stock, or contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of Common Stock, or securities or rights convertible or exchangeable into shares of Common Stock. To the knowledge of the Company, except as specifically disclosed in the SEC Documents (as defined below) or Schedule 2.1(c), no Person beneficially owns (as determined pursuant to Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act") or has the right to acquire by agreement with or by obligation binding upon the Company beneficial ownership of in excess of 5% of the Common Stock currently issued and outstanding.

     (d) Underlying Shares. As of the date hereof, the Company has a sufficient number of shares of Common Stock authorized and duly reserved for issuance upon conversion of the 6% Notes and the 2% Amended Notes (collectively, the "Transaction Notes"). As of the date hereof, the Company has a sufficient number of shares of Common Stock authorized and duly reserved for exercise of the 6% Note Warrants and the Amended 2% Warrants (collectively, the "Transaction Warrants") except for a shortfall of 1,320,000 shares of Common Stock underlying the 6% Note Warrants (the "Shortfall"). The Shortfall can be reduced to zero shares of Common Stock upon consent of the holders of warrants to purchase shares of Common Stock at exercise prices in excess of $1.4625 on the date hereof to waive the Company's representation and obligation to reserve shares of Common Stock issuable upon exercise thereof; provided, however, that with respect to any such waiver, the shares of Common Stock thereby released may only be authorized and reserved for issuance upon exercise of Transaction Warrants held by the holder granting the waiver. Upon obtaining stockholder approval to amend its Certificate of Incorporation pursuant to
Section 3.13 below, the Company will have, and at all times thereafter

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while the Transaction Notes and Transaction Warrants are outstanding will maintain, an adequate reserve of duly authorized shares of Common Stock to enable it to perform its obligations under this Agreement, and with respect to the Transaction Notes and Transaction Warrants issued and outstanding at the Closing Date and in no circumstances shall such reserved and available shares of Common Stock be less than the sum of (i) the number of shares of Common Stock which would be issuable upon conversion of the Transaction Notes issued pursuant to the terms hereof (the "Underlying Shares"), and (ii) the number of shares of Common Stock which would be issuable upon exercise in full of the Transaction Warrants (the "Warrant Shares"). When issued in accordance with the terms hereof and the Transaction Notes, the Underlying Shares will be duly authorized, validly issued, fully paid and nonassessable. When issued upon exercise of the Transaction Warrants in accordance with the terms thereof, the Warrant Shares will be duly authorized, validly issued, fully paid and nonassessable.

     (e) No Conflicts. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated thereby do not and will not (i) subject to obtaining the approval referred to in Section 3.13 below, conflict with or violate any provision of its Certificate of Incorporation or By-laws or (ii) subject to obtaining the consents referred to in Section 2.1(f) below, conflict with, constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including Federal and state securities laws and regulations), or by which any material property or asset of the Company is bound or affected, except in the case of each of clauses (ii) and (iii), such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as could not, individually or in the aggregate, have or result in a Material Adverse Effect. The business of the Company is not being conducted in violation of any law, ordinance or regulation of any governmental authority, except for violations which, individually or in the aggregate, do not have a Material Adverse Effect.

     (f) Consents and Approvals. Except as specifically set forth in Schedule 2.1(f), the Company is not required to obtain any consent, waiver, authorization or order of, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other person in connection with the execution, delivery and performance by the Company of the Transaction Documents, except for (i) the filing of the registration statement(s) contemplated by the Registration Rights Agreement (the "Underlying Shares Registration Statement(s)") with the Securities and Exchange Commission (the "Commission"), which shall be filed in the time periods set forth in the Registration Rights Agreement, (ii) the application(s) for the listing of the Underlying Shares and the Warrant Shares with the Nasdaq National Market, which shall be filed in accordance with Section 3.7 hereof (and with any other national securities exchange or market on which the Common Stock is then listed), (iii) any filings, notices or registrations under applicable state securities laws, and (iv) in all other cases, where the failure to obtain such consent, waiver, authorization or order, or to give or make such notice or filing, would not materially impair or delay the ability of the Company to effect the Closing and to

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deliver to the Purchasers the Transaction Notes (and, upon conversion of the
Transaction Notes thereunder, the Underlying Shares) or the Transaction Warrants (and, upon exercise of the Transaction Warrants, the Warrant Shares) in the manner contemplated hereby and by the Registration Rights Agreement free and clear of all liens and encumbrances of any nature whatsoever (the approvals referred to in clauses (i) through (iii) above, together with the consents, waivers, authorizations, orders, notices and filings referred to in Schedule 2.1(f), are hereinafter referred to as the "Required Approvals"). The Company has no reason to believe that it will be unable to obtain the Required Approvals.

     (g) Litigation; Proceedings. Except as specifically disclosed in the Disclosure Materials (as defined below) or set forth in Schedule 2.1(g), there is no action, suit, notice of violation, proceeding or investigation pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its properties before or by any court, governmental or administrative agency or regulatory authority (Federal, state, county, local or foreign) which (i) adversely affects the legality, validity or enforceability of any of the Transaction Documents, (ii) could, individually or in the aggregate, have a Material Adverse Effect or (iii) could, individually or in the aggregate, materially impair the ability of the Company to perform fully on a timely basis its obligations under the Transaction Documents.

     (h) No Default or Violation. The Company (i) is not in default under or in violation of any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound, (ii) is not in violation of any order of any court, arbitrator or governmental body, and (iii) is not in violation of any statute, rule or regulation of any governmental authority, except as could not, in any such case (individually or in the aggregate), (x) adversely affect the legality, validity or enforceability of any of the Transaction Documents, (y) have a Material Adverse Effect or (z) adversely impair the Company's ability or obligation to perform fully on a timely basis its obligations under any of the Transaction Documents.

     (i) Schedules. The information contained in the Schedules to this Agreement furnished by or on behalf of the Company is true and correct in all material respects and does not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (j) Private Offering. Assuming (without any independent investigation or verification by or on behalf of the Company) the accuracy of the representations and warranties of the Purchasers set forth in Section 2.2, the offer and sale of the 6% Notes, the 6% Note Warrants, the Underlying Shares and the Warrant Shares and the amendment of the 2% Notes and the 2% Note Warrants are exempt from registration under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"). Neither the Company nor any person acting on its behalf has taken or will take any action which might subject the offering, issuance or sale of such 6% Notes, the 6% Note Warrants, the Underlying Shares or the Warrant Shares to the registration requirements of Section 5 of the Securities Act.
     (k) SEC Documents. The Company has filed all reports required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the three

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years preceding the date hereof (or such shorter period as the Company was required by law to file such material) (the foregoing materials being collectively referred to herein as the "SEC Documents" and, together with the Schedules to this Agreement furnished by or on behalf of the Company, the Company's Registration Statement on Form S-3 (File No. 333-56601) declared effective by the Commission on August 13, 1998, and any press releases, copies of which are attached as Exhibit 2.1(k), issued by the Company subsequent to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, the "Disclosure Materials") on a timely basis, or has received a valid extension of such time of filing. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, except as may be otherwise indicated in such financial statements or the notes thereto, and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal year-end audit adjustments. Since the date of the financial statements included in the Company's last filed Annual Report on Form 10-K, there has been no event, occurrence or development that has had a Material Adverse Effect which is not specifically disclosed in any of the Disclosure Materials.

     (l) Seniority. No obligations of the Company are senior to the 6% Notes in right of payment, whether upon liquidation, dissolution or otherwise.
Except for the indebtedness described in Schedule 2.1(s), no obligations of the Company are pari passu with the 6% Notes in right of payment, whether upon liquidation or otherwise.

     (m) [Intentionally Left Blank]

     (n) Certain Fees. No fees or commissions will be payable by the Company to any broker, financial advisor, finder, investment banker, or bank with respect to the transactions contemplated by this Agreement, except for such fees to be paid to the firm retained by the Company to render the fairness opinion with respect to the transactions contemplated hereby, which will not exceed $80,000.

     (o) Solicitation Materials. The Company has not (i) distributed any offering materials in connection with the offering and sale of the 6% Notes, the 6% Note Warrants, the Underlying Shares or the Warrant Shares or the amendment to 2% Notes and 2% Note Warrants other than the Disclosure Materials and other filings by the Company pursuant to the Exchange Act prior to the date hereof, or (ii) solicited any offer to buy or sell the Transaction Notes, the Transaction Warrants, the Underlying Shares or the Warrant Shares by means of any form of general solicitation or advertising.


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     (p) Form S-3 Eligibility.  The Company is, and at the Closing Date will be, eligible to register securities of selling stockholders for resale with the Commission under Form S-3 promulgated under the Securities Act.

     (q) Intellectual Property. Except as disclosed in its filings pursuant to the Exchange Act or Securities Act, the Company (i) is aware of no patents or trademarks ("Intellectual Property") to which the Company does not possess rights or licenses to use, which are necessary to conduct its business as now conducted; (ii) has no knowledge or reason to believe of infringement by the Company of the Intellectual Property rights of others and is unaware of any proceeding involving such infringement being brought or threatened against the Company; (iii) has no knowledge of the material infringement of its Intellectual Property by third parties; and (iv) has no reason to believe that any of its Intellectual Property is unenforceable.

     (r) Stockholder Rights Plan. The issuance of the 6% Notes and the 6% Note Warrants directly from the Company to the Purchasers and the amendment of the 2% Notes and the 2% Note Warrants pursuant to the terms hereunder do not, and the issuance of the Underlying Shares and the Warrant Shares directly from the Company to the Purchasers, will not (together with other shares of Common Stock deemed to be beneficially owned by such Purchasers pursuant to the Company's issuance of convertible preferred stock and warrants under that certain Convertible Preferred Stock Purchase Agreement dated October 29, 1997 and the Company's issuance of senior convertible notes and warrants (including the 2% Notes and 2% Note Warrants) pursuant to the Securities Purchase Agreement, dated May 15, 1998) in and of itself cause a Purchaser to become an Acquiring Person as such term is defined in the Rights Agreement, dated as of February 9, 1996, by and between the Company and LaSalle National Trust, N.A., as Rights Agent, or any amendment thereof or successor thereto.

     (s) Outstanding Indebtedness. The outstanding indebtedness of the Company as of March 25, 1999 is set forth in Schedule 2.1(s). Since March 25, 1999, the Company has not incurred any further indebtedness, other than trade debt in the ordinary course of business.

     2.2 Representations and Warranties of the Purchaser. Each Purchaser severally hereby represents and warrants to the Company as to itself as follows:

     (a) Organization; Authority. Such Purchaser is a limited partnership, corporation or other entity, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite legal power and authority to enter into and to consummate the transactions contemplated hereby and by the Registration Rights Agreement and otherwise to carry out its obligations hereunder and thereunder. The purchase by the Purchaser of the 6% Notes and 6% Note Warrants and the amendment of the 2% Notes and 2% Note Warrants hereunder has been duly authorized by all necessary action on the part of such Purchaser. Each of this Agreement, the Amendment to Note Agreement and the Registration Rights Agreement has been duly executed and delivered by such Purchaser or on its behalf and constitutes the valid and legally binding obligation of such Purchaser, enforceable against the Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer,

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reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

     (b) Investment Intent. Such Purchaser is acquiring the 6% Notes, the 6% Note Warrants, the Underlying Shares and the Warrant Shares for its own account for investment purposes and without a present intention to distribute or resell such 6% Notes, 6% Note Warrants, Underlying Shares or Warrant Shares or any part thereof or interest therein; without prejudice, however, to such Purchaser's right, subject to the provisions of this Agreement and the Registration Rights Agreement, at all times to sell or otherwise dispose of all or any part of such 6% Notes, Underlying Shares, 6% Note Warrants or Warrant Shares pursuant to an effective registration statement under the Securities Act under an exemption from such registration.

     (c) Purchaser Status. At the time such Purchaser was offered the 6% Notes and the 6% Note Warrants, it was, and at the date hereof, it is, and at the Closing Date and each exercise date under the 6% Note Warrants it will be, an "accredited investor" as defined in Rule 501 under the Securities Act.

     (d) Experience of Purchaser. Such Purchaser, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the 6% Notes, the 6% Warrants, the Underlying Shares and the Warrant Shares, and has so evaluated the merits and risks of such investment.

     (e) Ability of Purchaser to Bear Risk of Investment. Such Purchaser is able to bear the economic risk of an investment in the 6% Notes and the 6% Warrants, the Underlying Shares and the Warrant Shares, and, at the present time, is able to afford a complete loss of such investment.

     (f) Access to Information. Such Purchaser acknowledges receipt of the Disclosure Materials and further acknowledges that it has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the 6% Notes and the 6% Note Warrants, and the merits and risks of investing in the 6% Notes and the 6% Warrants; (ii) access to information about the Company and the Company's financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information which the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment and to verify the accuracy and completeness of the information contained in the Disclosure Materials.

     (g) Prohibited Transactions. The 6% Notes and the 6% Note Warrants being purchased by such Purchaser are not being acquired, directly or indirectly, with the assets of any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.


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     (h) Reliance.  Such Purchaser understands and acknowledges that (i) the 6%
Notes and the 6% Note Warrants are being offered and sold to such Purchaser without registration under the Securities Act in a private placement that is exempt from the registration provisions of the Securities Act under Section
4(2) of the Securities Act or Regulation D promulgated thereunder and (ii) the availability of such exemption, depends in part on, and the Company will rely upon the accuracy and truthfulness of, the foregoing representations and such Purchaser hereby consents to such reliance.

     (i) Title. Such Purchaser is the legal and beneficial owner of the 2% Notes and 2% Note Warrants being amended pursuant to this Agreement and the Amendment to Note Agreement, free and clear of all liens, claims and encumbrances.

     The Company acknowledges and agrees that the Purchasers make no representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in this Section 2.2.

                                  ARTICLE III

                        OTHER AGREEMENTS OF THE PARTIES

     3.1 Transfer Restrictions.

     (a) If a Purchaser should decide to dispose of 6% Notes or any portion of the 6% Note Warrants (and upon conversion or exercise thereof, as the case may be, any of the Underlying Shares or Warrant Shares) held by it, the Purchaser understands and agrees that it may do so only pursuant to an effective registration statement under the Securities Act, to the Company or pursuant to an available exemption from the registration requirements of the Securities Act. In connection with any transfer of any 6% Notes, any portion of the 6% Note Warrants or any Underlying Shares or Warrant Shares other than pursuant to an effective registration statement or to the Company, the Company may require the transferor thereof to provide to the Company a written opinion of counsel experienced in the area of United States securities laws selected by the transferor, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred securities under the Securities Act.

     (b) Each Purchaser agrees to the imprinting, so long as is required by this Section 3.1(b), of the following legend on its 6% Notes, 6% Note Warrants, Underlying Shares and Warrant Shares:

     [NEITHER THESE SECURITIES NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE [CONVERTIBLE] [EXERCISABLE]] [THE SECURITIES REPRESENTED HEREBY] HAVE [NOT] BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND,

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



ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

     [FOR 6% NOTES ONLY] THE SECURITIES REPRESENTED BY THIS NOTE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN SECTION 3.1 OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF MARCH 31, 1999, BETWEEN ILLINOIS SUPERCONDUCTOR CORPORATION (THE "COMPANY") AND THE PURCHASERS LISTED THEREIN, INCLUDING THE ORIGINAL HOLDER HEREOF. A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

     The Underlying Shares issuable upon conversion of the 6% Notes and the Warrant Shares issuable upon exercise of the 6% Note Warrants, as the case may be, shall not contain the legend set forth above if the conversion of such 6% Notes or exercise of the Warrants, as the case may be, occurs at any time while the Underlying Shares Registration Statement is effective under the Securities Act or in the event there is not an effective Underlying Shares Registration Statement at such time, if in a written opinion of counsel reasonably acceptable to the Company and experienced in the area of United States securities laws, such counsel determines that such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company agrees that it will provide each Purchaser, upon request, with a certificate or certificates representing Underlying Shares and Warrant Shares, free from such legend at such time as such legend is no longer required hereunder. Each Purchaser agrees that, in connection with any transfer of Underlying Shares or Warrant Shares by it pursuant to an effective registration statement under the Securities Act, it will comply with the prospectus delivery requirements of the Securities Act provided copies of a current prospectus relating to such effective registration statement are or have been supplied to such Purchaser. The Company makes no representation, warranty or agreement as to the availability of any exemption from registration under the Securities Act with respect to any resale of 6% Notes, 6% Note Warrants, Underlying Shares or Warrant Shares.

     3.2 Stop Transfer Instruction. The Company may not make any notation on its records or give instructions to any transfer agent of the Company which enlarge the restrictions of transfer set forth in Section 3.1.

     3.3 Furnishing of Information. As long as a Purchaser owns 6% Notes, Underlying Shares, 6% Note Warrants or Warrant Shares, the Company covenants to timely file (or obtain extensions in respect thereof) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act and to promptly furnish the Purchaser with true and complete copies of all such filings. If the Company or a successor to the Company is not at the time required to file reports pursuant to such sections, the Company will prepare and furnish to each Purchaser annual and quarterly financial statements, together with a discussion and analysis of such financial statements in form and substance substantially similar to those that would otherwise be required to be included in reports required by Section 13(a) or 15(d) of the Exchange Act in the time period that such filings would have been required to have been made under the Exchange Act. The Company shall use its best efforts to at all times comply with Rule 144(c) promulgated under the Securities Act.

     3.4 Copies and Use of Disclosure Materials. The Company shall furnish each Purchaser, without charge, as many copies of the Disclosure Materials, as amended or supplemented, as such Purchaser may reasonably request. The Company consents to the use of the SEC Documents, as amended and supplemented, by each Purchaser in connection with resales of the Underlying Shares or the Warrant Shares.

     3.5 Blue Sky Laws. In accordance with the Registration Rights Agreement, the Company shall qualify the Underlying Shares and the Warrant Shares under the securities or Blue Sky laws of all states and the District of Columbia and shall continue such qualification at all times through the third anniversary of the Closing Date; provided, however, that the Company shall not be required in connection therewith to qualify as a foreign corporation where they are not now so qualified or to take any action that would subject the Company to general service of process in any such jurisdiction where it is not then so subject.

     3.6 Integration. The Company shall not and shall use its best efforts to ensure that no Affiliate (as defined in Rule 405 under the Securities Act) of the Company shall sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as such term is defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the 6% Notes, the 6% Note Warrants, the Underlying Shares or the Warrant Shares in a manner that would (i) require the registration under the Securities Act of the sale of the 6% Notes, the 6% Note Warrants, the Underlying Shares or the Warrant Shares to the Purchaser or (ii) would violate any rule of a securities exchange or market upon which the Common Stock is listed, which limits the amount of capital stock that may be issued without stockholder approval.

     3.7 Listing of Underlying Shares and Warrant Shares.  The Company shall
(a) not later than the fifth Business Day following the Closing Date prepare and file with the Nasdaq National Market (as well as any other national securities exchange or market on which the Common Stock is then listed) an additional shares listing application covering and listing (i) such number of shares of Common Stock as are issuable upon conversion of the 6% Notes, together with any additional shares of Common Stock issuable upon the conversion of the Amended 2% Notes which are not covered by the prior listing application filed by the Company with Nasdaq National Market for shares of Common Stock issuable upon conversion of the 2% Notes; and (ii) the Warrant Shares underlying the 6% Note Warrants, (b) take all steps necessary to cause such shares to be approved for listing on the Nasdaq National Market (as well as on any other national securities exchange or market on which the Common Stock is then listed) as soon as possible thereafter and in no event later than ten (10) Business Days after the Closing Date, and (c) provide to the Purchasers evidence of such listing. The Company shall use its best efforts to maintain the listing of the Common Stock on the Nasdaq National Market. If the Common Stock is de-listed from the Nasdaq National Market, the Company shall use its best efforts to have the Common Stock listed (and to maintain such listing) on the Nasdaq Small Cap Market or the American Stock

Exchange or the New York Stock Exchange. If the Common Stock is subsequently de-listed, from, or never listed on, the Nasdaq Small Cap Market or the American Stock Exchange or New York Stock Exchange, then the Company shall use its best efforts to have the Common Stock listed (and to maintain such listing) on the Nasdaq OTC Bulletin Board.

     3.8 Conversion Procedures. Exhibit E attached hereto sets forth the form of legal opinion, if necessary, that shall be rendered to the Company's transfer agent as may be reasonably necessary to enable each Purchaser to exercise its right of conversion in a timely and expeditious manner.

     3.9 Redemption Restrictions. As of the date hereof, except as disclosed on Schedule 3.9, the Company is not a party to any agreement which prohibits the redemption or payment of the Transaction Notes, Transaction Warrants, Underlying Shares or Warrant Shares otherwise required or permitted under the Transaction Notes or the Registration Rights Agreement. The Company shall not enter into any agreement which restricts its ability to redeem the Transaction Notes, the Transaction Warrants, the Underlying Shares or the Warrant Shares, without the prior written consent of the Purchasers.

     3.10 Notice of Breaches. Each of the Company and the Purchasers shall give prompt written notice to the other of any breach of any representation, warranty or other agreement contained in this Agreement, the Amendment to Note Agreement or in the Registration Rights Agreement, as well as any events or occurrences arising after the date hereof and prior to the Closing Date to which would reasonably be likely to cause any representation or warranty or other agreement of such party, as the case may be, contained herein to be incorrect or breached as of the Closing Date. However, no disclosure by either party pursuant to this Section 3.10 shall be deemed to cure any breach of any representation, warranty or other agreement contained herein, the Amendment to Note Agreement or in the Registration Rights Agreement.

     Notwithstanding the generality of the foregoing, the Company shall promptly notify the Purchasers of any notice or claim (written or oral) that it receives from any lender of the Company to the effect that the consummation of the transactions contemplated hereby, by the Amendment to Note Agreement and by the Registration Rights Agreement violates or would violate any written agreement or understanding between such lender and the Company, and the Company shall promptly furnish by facsimile to the Purchasers a copy of any written statement in support of or relating to such claim or notice.

     3.11 Conversion Obligations of the Company. Subject to Section 3(i) of the Transaction Notes and Section 3(e) of the Transaction Warrants, the Company covenants to convert the Transaction Notes and to deliver Underlying Shares in accordance with the terms and conditions and time period set forth in the Transaction Notes, and to deliver Warrant Shares in accordance with the terms and conditions and time period set forth in the Transaction Warrants. Subject to Section 3(i) of the Transaction Notes and Section 3(e) of the Transaction Warrants, this is an independent covenant which is not subject to any offset or other defense for any reason based upon any claim that the Company may have against a Purchaser.

     3.12 Board Seats.

     The Purchasers shall have, with respect to designation of directors to the Company's Board of Directors, the rights set forth in Section 1 of the Amendment to Note Agreement.

     3.13 Increase of Authorized Capital. The Company shall use its best efforts to obtain stockholder approval, on or before June 9, 1999, of an amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock such that the Company shall have a sufficient number of shares of Common Stock to reserve for issuance upon exercise of all Transaction Warrants. In the event that such amendment has not been effected by June 11, 1999, the Company shall immediately send notices of such failure to amend to all holders of Transaction Notes, and unless the Company shall have received by the earlier of 5 Trading Days of the date of such notice or June 17, 1999, a written objection from the holders of at least 75% in principal amount of the outstanding Transaction Notes, it shall repurchase from the holders of Transaction Notes, on the 10th Trading Day following such failure to amend, on a pro-rata basis, such principal amount of Transaction Notes as are convertible into the number of shares of Common Stock representing the shortfall in the Company's authorized capital with respect to the number of shares of Common Stock issuable upon exercise of the Transaction Warrants. The purchase price of such redemption shall be equal to the greater of: (i) the aggregate principal amount of Transaction Notes to be redeemed plus any accrued and unpaid interest thereon and (ii) the product of the average Per Share Market Value for the 5 Trading Days preceding such holder's redemption notice and the Conversion Ratio. In addition to the foregoing, in the event that the Company fails to effect the foregoing amendment to the Certificate of Incorporation, any Purchaser may, at its option, decrease the shortfall of authorized shares (and therefore decrease the principal amount of Transaction Notes to be repurchased by the Company pursuant to this Section 3.13) by waiving its rights to have shares of Common Stock reserved to cover the exercise of other warrants held by such Purchaser to purchase shares of Common Stock and instead designate that such shares be reserved for issuance upon exercise of Transaction Warrants held by such Purchaser.

     3.14 Purchaser's Rights if Trading in Common Stock is Suspended or Delisted. In the event that at any time while the Transaction Notes are outstanding the trading in the shares of the Common Stock is suspended on (other than as a result of the suspension of trading in securities on such market generally or temporary suspensions pending the release of material information) or delisted from the Nasdaq National Market (unless such delisting shall be due to failure to comply with the maintenance criteria set forth in NASD Rule 4450 (or any successor rule) with respect to: (i) minimum bid price or (ii) net tangible assets or unless the Common Stock is listed for trading on The Nasdaq Small CapMarket, the New York Stock Exchange or the American Stock Exchange within three Trading Days), for more than three (3) consecutive Trading Days or five (5) Trading Days in the aggregate, at each Purchaser's option exercisable by written notice to the Company and tender of such Purchaser's Transaction Notes, the Company shall redeem, within seven (7) days of receipt of such written notice, all Transaction Notes owned by such Purchaser at an aggregate purchase price equal to (A) the outstanding aggregate principal amount and all accrued but unpaid interest thereon and (B) interest on such amount accruing from the 7th day after the Company's receipt of such notice and the Transaction Notes to be redeemed until paid at the rate of 15% per annum; provided, however, that at any time prior to the redemption of all or any portion of such Purchaser's Transaction Notes, such Purchaser, by written notice to the Company delivered prior to such redemption, may elect to invalidate ab initio the redemption of any or all of such Purchaser's unredeemed Transaction Notes and the Company shall, within three (3) Trading Days of receipt of such notice, return to the Purchaser the Transaction Notes for which the redemption has been rescinded as provided herein.

     3.15 Certain Negative Covenants of the Company. The Company covenants that from the date hereof and for so long as at least $450,000 in principal amount of the Transaction Notes (or any amendment thereto or instrument issued in exchange therefor) remain outstanding, it will not, without the prior written approval of holders of at least 75% in principal amount of the then outstanding Transaction Notes:

     (a) Directly or indirectly create, incur, assume, guarantee, or otherwise become or remain directly or indirectly liable with respect to, any indebtedness of any kind, other than (i) indebtedness under the 6% Notes and the 2% Notes, (ii) indebtedness pursuant to a working capital line of credit, in an amount not to exceed $1,000,000; or (iii) indebtedness to trade creditors in the ordinary course of business.

     (b) Directly or indirectly create, incur, assume or permit to exist any lien, pledge, charge or encumbrance on or with respect to any of its property or assets (including any document or instrument in respect of goods or accounts receivable) whether now owned or held or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

As used herein, "Permitted Liens" means (i) liens on the Company's inventory and accounts receivable to secure a working capital line of credit, in an amount not to exceed $1,000,000; (ii) liens imposed by mandatory provisions of law such as materialmen's, mechanic's or warehousemen's; (iii) liens for taxes, assessments and governmental charges or levies imposed upon the Company or any subsidiaries or their income, profits or property, if the same are not yet due and payable or if the same are contested in good faith and as to which adequate reserves have been provided; (iv) pledges or deposits made to secure payment of worker's compensation insurance, unemployment insurance, pensions or social security programs or to secure the performance of letters of credits, bids, tenders, public or statutory obligations, surety, performance bonds and other similar obligations; and (v) encumbrances consisting of zoning restrictions, easements, or other restrictions on the use of real property, provided that such do not impair the use of such property for the uses intended and none of which is violated by existing or proposed structures or land use.

     (c) Directly or indirectly, issue any note, capital stock, option, warrant, right or other instrument which is convertible into, exchangeable for, or confers the right to subscribe for or purchase, shares of Common Stock where the price at which such conversion, exchange, subscription or purchase is to occur cannot be determined at the time such instrument is issued because it is based, in whole or in part, on the future market trading prices of the Common Stock.

     3.16 Dividends and Distributions on Junior Securities. So long as any Transaction Notes shall remain outstanding, the Company shall not redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in the 6% Notes), nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 3(c)(ii) of the 6% Notes or a dividend paid in shares of equity securities) with respect to Junior Securities.

     3.17 Future Financings. The holders of Transaction Notes and Transaction Warrants shall have the benefit of the provisions of Section 2 of the Amendment to Note Agreement.

     3.18 Certain Additional Negative Covenants. The holders of Transaction Notes shall have the benefit of certain additional negative covenants set for in Section 3 of the Amendment to Note Agreement.

     3.19 Certain Affirmative Covenants of the Company. The Company covenants that from the date hereof and for so long as any portion of the Transaction Notes (or any amendment thereto or instrument issued in exchange therefor) shall remain outstanding, it will (and will cause any subsidiaries to) observe or perform the following:

     (a) Corporate Existence. It will maintain its corporate existence in good standing and remain qualified to do business as a foreign corporation in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases makes such qualification necessary.

     (b) Continuation of Business. It will continue to conduct its business in compliance with all applicable rules and regulations of applicable governmental authorities, except for such non-compliance which would not have a Material Adverse Effect.

     3.20 Future Rights Plans. None of the acquisitions of 6% Notes or 6% Note Warrants or the amendment of 2% Notes or 2% Note Warrants nor the deemed beneficial ownership of shares of Common Stock issuable upon, or the acquisition of such shares pursuant to, the conversion of Transaction Notes or the exercise of Transaction Warrants will in any event under any circumstances in and of itself trigger the poison pill provisions of any stockholders' rights or similar agreements, or plan having a similar effect, to which the Company is a party.

     3.21 Access to Management. The Company shall, for so long as at least $450,000 in principal amount of Transaction Notes shall remain outstanding, upon reasonable notice, make available to holders of the Transaction Notes, members of the Company's senior management and/or the Company's auditors to discuss issues relating to the Company's business and financial matters, provided that as a condition to such access, such holders and the Company shall have entered into a confidentiality agreement in the Form of Exhibit F hereto.

     3.22 Operating Income.

     (a) Not later than July 15, 2000, the Chief Financial Officer ( or if there is no Chief Financial Officer, the Principal Accounting Officer) of the Company shall deliver a certificate to all holders of Transaction Notes indicating whether or not such officer has a good faith reasonable belief that the Company's Operating Income (as defined below) for the fiscal quarter ended June 30, 2000 is zero or greater. Such certificate shall include the officer's calculation of Operating Income. Failure of such officer of the Company to deliver such a certificate by July 15, 2000 indicating a good faith reasonable belief that the Company's Operating Income for the quarter ended June 30, 2000 will be zero or greater shall constitute an immediate Event of Default under the Transaction Notes.

     (b) Not later than July 31, 2000, Ernst & Young LLP, the Company's independent auditors, or such other firm as has been retained by the Company's Board of Directors to audit the Company's financial statements filed with the Commission (the "Independent Auditors"), shall deliver a letter to all holders of Transaction Notes indicating whether or not the Independent Auditors can confirm that, after a review (but not an audit) of the Company's financial statements for the fiscal quarter ended June 30, 2000, in accordance with generally accepted auditing standards, (i) the Company's Operating Income for such quarter was zero or greater and (ii) the Company's calculation of Operating Income is correct. Failure of the Independent Auditors to deliver such a letter by July 31, 2000 confirming Operating Income for the Company of zero or greater for the quarter ended June 30, 2000 shall constitute an immediate Event of Default under the Transaction Notes.

     (c) As used herein, "Operating Income" shall mean (a) operating income as reported in the Company's quarterly financial statements for the quarter ended June 30, 2000, prepared in accordance with generally accepted accounting principles applied on a basis consistent with historic practice, but (b) adjusted to disregard any depreciation of physical plant and equipment and amortization of intellectual property, and (c) adjusted to disregard each non-recurring item, and each credit or other adjustment relating to prior periods , in either case to the extent that such item, credit or other adjustment had the effect of increasing operating income as so reported.


                                   ARTICLE IV

                                   CONDITIONS

     4.1 Conditions Precedent to the Obligation of the Company to Issue the 6% Notes and 6% Note Warrants and to Amend 2% Notes and 2% Note Warrants. The obligation of the Company to issue the 6% Notes and the 6% Note Warrants hereunder to each Purchaser and to amend certain 2% Notes and 2% Note Warrants of such Purchaser is subject to the satisfaction, or waiver by the Company, at or before the Closing Date, of each of the following conditions:

     (i) Accuracy of such Purchaser's Representations and Warranties. The representations and warranties of such Purchaser shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made on and as of such date (except for representations and warranties that speak as of a specific date);

     (ii) Performance by such Purchaser. Such Purchaser shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing;

     (iii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement, the Amendment to Note Agreement or the Registration Rights Agreement; and

     (iv) Required Approvals.  All Required Approvals shall have been obtained.

     4.2 Conditions Precedent to the Obligation of Each Purchaser to Acquire the 6% Notes and the 6% Note Warrants and to have 2% Notes and 2% Note Warrants amended. The obligation of such Purchaser hereunder to acquire and pay for the 6% Notes and the 6% Note Warrants and to have certain of its 2% Notes and 2% Note Warrants amended is subject to the satisfaction or waiver by such Purchaser, at or before the Closing Date, of each of the following conditions:

     (i) Accuracy of the Company's Representations and Warranties. The representations and warranties of the Company set forth herein and in the Registration Rights Agreement shall be true and correct in all material respects as of the date when made and as of the Closing Date, as though made on and as of such date (except for representations and warranties that speak as of a specific date);

     (ii) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the Amendment to Note Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing;

     (iii) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement, the Amendment to Note Agreement, the Transaction Notes, the Transaction Warrants or the Registration Rights Agreement;

     (iv) Adverse Changes. Since the date hereof, no event which had or could reasonably be expected to have a Material Adverse Effect, and no material adverse change in the financial condition or prospects of the Company, shall have occurred which is not disclosed in the Disclosure Materials;

     (v) No Suspensions of Trading in Common Stock. The trading in the Common Stock shall not have been suspended by the Commission or on the Nasdaq National Market (except for any suspension of trading of not more than one Trading Day solely to permit dissemination of material information regarding the Company and other than a suspension of trading on the Nasdaq National Market if the Common Stock is listed for trading, and not suspended, on The Nasdaq SmallCap Market within one business day after such suspension);

     (vi) Listing of Common Stock. The Common Stock shall have at all times between the date hereof and the Closing Date been, and on the Closing Date be, listed for trading on the Nasdaq National Market, The Nasdaq SmallCap Market, the New York Stock Exchange or the American Stock Exchange;

     (vii) Legal Opinion. The Company shall have delivered to such Purchaser the opinion of Katten Muchin & Zavis, counsel to the Company, in substantially the form of Exhibit G attached hereto;

     (viii) Required Approvals. All Required Approvals (other than those referred to in clauses (i) through (iii) of Section 2.1(f) and stockholder approval referenced in Schedule 2.1(f)) shall have been obtained;

     (ix) [intentionally omitted]

     (x) Delivery of Transaction Notes. The Company shall have delivered to Katten Muchin & Zavis in escrow, pending the Closing Date, the 6% Notes being acquired by such Purchaser hereunder and the Amended 2% Notes being issued to Purchaser hereunder, registered in the name of such Purchaser and in the denominations requested by such Purchaser;

     (xi) Registration Rights Agreement. The Company shall have executed and delivered the Registration Rights Agreement;

     (xii) Amendment to Note Agreement. The Company shall have executed and delivered the Amendment to Note Agreement;

     (x) Transaction Warrants. The Company shall have executed and delivered the 6% Note Warrants being acquired by such Purchaser hereunder, and the Amended 2% Warrants of such Purchaser being issued to Purchaser hereunder, registered in the name of such Purchaser in accordance with the terms of the Agreement;

     (xi) Company Certificates. Such Purchaser shall have received a certificate, dated the Closing Date, signed by the Secretary or an Assistant Secretary of the Company and certifying (i) that attached thereto is a true, correct and complete copy of (A) the Certificate of Incorporation, (B) the Company's By-laws, and (C) resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and (where appropriate) filing of the Transaction Documents and the issuance and sale of the 6% Notes, the 6% Note Warrants, the Underlying Shares and the Warrant Shares and the amendment of the 2% Notes and 2% Note Warrants and (ii) the incumbency of the officers executing the Transactions Documents; and

     (xv) Change of Control. No Change of Control shall have occurred between the date hereof and the Closing Date. "Change of Control" means the occurrence of any of (i) an acquisition after the date hereof by an individual, legal entity or "group" within the meaning of Section 13(d) of the Exchange Act of voting securities of the Company pursuant to which, after giving effect to such acquisition, such individual, legal entity or group will beneficially own in excess of 50% of the issued and outstanding voting securities of the Company,
(ii) a replacement of more than one-half of the members of the Company's Board of Directors which is not approved by those individuals who are members of the Company's Board of Directors on the date thereof in one or a series of related transactions, (iii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

     (xvi) Registration of Shares Underlying Amended 2% Notes and 2% Amended Note Warrants. (a) The legal opinion referred to in paragraph (vii) shall include an opinion that, with the exception of additional shares of Common Stock issuable due to the decrease in the conversion price of the Amended 2% Notes from the 2% Notes, the shares of Common Stock issuable upon conversion of the Amended 2% Notes and upon exercise of the Amended 2% Warrants are: (i) duly registered pursuant to the Company's Registration Statement on Form S-3 (Reg 333-56601) declared effective by the Commission on August 13, 1998 (the "2% Note Share Registration Statement"); (ii) may be resold pursuant to the prospectus included therein, as amended and supplemented (the "2% Note Share Prospectus") and (iii) are duly listed, subject to issuance, on the Nasdaq National Market.

     (b) The Company shall have taken such step as may be required, including, without limitation, amending the 2% Note Share Registration Statement, the 2% Note Share Prospectus, or filing a prospectus supplement thereto, in order for Company's counsel to issue the opinion referred to in Section (xvi)(a) above.


                                   ARTICLE V

                                 MISCELLANEOUS

     5.1 Fees and Expenses. Except as provided in the Registration Rights Agreement, the Company shall pay (i) upon submission of an itemized statement, the reasonable fees and expenses of one legal counsel for the Purchasers, and
(ii) the expenses incurred by the Company incident to the negotiation, preparation, execution, delivery and performance of this Agreement. Each

Purchaser shall be responsible for its own tax liability that may arise as a result of the investment hereunder or the transactions contemplated by this Agreement.

     5.2 Entire Agreement; Amendments. This Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

     5.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) when sent by facsimile, upon receipt if received on a Business Day prior to 5:00 p.m. (Central Time), or the first Business Day following such receipt if received on a Business Day after 5:00 p.m. (Central Time); or (iii) upon receipt, when deposited with a nationally recognized overnight express courier service, fully prepaid, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:


           If to the Company:  Illinois Superconductor Corporation
                               451 Kingston Court
                               Mt. Prospect, Illinois  60056
                               Attn:  General Counsel
                               Fax:  (847) 391-5015

           With copies to:     Katten Muchin & Zavis
                               525 W. Monroe St. Suite 1600
                               Chicago, Illinois  60661
                               Attn:  Lawrence D. Levin
                               Fax:  (312) 902-1061

           If to a Purchaser:  Elliott Associates, L.P.
                               712 Fifth Avenue, 36th Floor
                               New York, New York  10019
                               Attn:  Mark Brodsky
                               Fax:  (212) 974-2092

                               Westgate International, L.P.
                               c/o Stonington Management Corp.
                               712 Fifth Avenue, 36th Floor
                               New York, New York  10019
                               Attn:  Mark Brodsky
                               Fax:   (212) 974-2092

                               Alexander Finance, LP
                               1560 Sherman Avenue
                               Suite 900
                               Evanston, Illinois 60201
                               Attn: Brian D. Brookover
                               Fax:  (847) 733-0339

                               State Farm Mutual Automobile
                               Insurance Company
                               One State Farm Plaza
                               Bloomington, Illinois  61710
                               Attn:  Common Stocks, E-9
                               Fax:(309) 766-7423

              With copies to:  Kleinberg, Kaplan, Wolff & Cohen, P.C.
                               551 Fifth Avenue
                               New York, NY  10176
                               Attn:  Stephen M. Schultz
                               Fax:  (212) 986-8866

or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by such person.

     5.4 Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Purchasers representing at least 75% of the then outstanding principal amount of the Transaction Notes; or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

     5.5 Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     5.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. Neither the Company nor any Purchaser may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that, in connection with a transfer, in whole or in part, of the Transaction Notes or the Transaction Warrants as provided therein, a Purchaser may assign its rights hereunder to any such transferee of the Transaction Notes or the Transaction Warrants. The assignment by a party of this Agreement or any rights hereunder shall not affect the obligations of such party under this Agreement.

     5.7 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

     5.8 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.

     5.9 Survival. The agreements and covenants contained in Article III and this Article V shall survive the delivery and conversion of the Transaction Notes pursuant to this Agreement and the representations and warranties of the Company and the Purchasers contained in Article II shall survive until a date that is two years after the Closing Date.

     5.10 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the executing party with the same force and effect as if such facsimile signature page were an original thereof.

     5.11 Publicity. The Company and the Purchasers shall consult with each other in issuing any press releases or otherwise making public statements with respect to the transactions contemplated hereby and neither the Company nor the Purchasers shall issue any such press release or otherwise make any such public statement without the prior consent of the other, which consent shall not be unreasonably withheld or delayed, except that no prior consent shall be required if such disclosure is required by law, in which such case the disclosing party shall provide the other parties with prior notice of such public statement.

     5.12 Severability. In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affecting or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

     5.13 Like Treatment of Purchasers. Neither the Company nor any of its Affiliates shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee, payment for the redemptions or exchange of the Transaction Notes, or otherwise, to any holder of Transaction Notes, for or as an inducement to, or in connection with the solicitation of, any consent, waiver or amendment of any terms or provisions of the Transaction Notes or this Agreement, the Amendment to Note Agreement or the Registration Rights Agreement or the Transaction Warrants, unless such consideration is required to be paid to all holders of Transaction Notes bound by such consent, waiver or amendment whether or not such holders so consent, waive or agree to amend and whether or not such holders tender their Transaction Notes for redemption or exchange. The Company shall not, directly or indirectly, redeem any

Transaction Notes unless such offer of redemption is made pro rata to all holders on identical terms.

     5.14 Obligation of Purchasers Several, not Joint. The obligations of the Purchasers under this Agreement, or under any other Transaction Document are several and not joint.

     5.15 Payment of Expenses. The Company agrees to pay all costs and expenses, including reasonable attorneys' fees and expenses, which may be incurred by the Purchasers in successfully enforcing this Agreement or any other Transaction Document.

     5.16 Indemnification. The Company hereby agrees to indemnify, defend and hold harmless each Purchaser and such Purchaser's partners, directors, officers, employees or agents ("Indemnified Parties"), from and against any and all losses, claims, damages, liabilities and costs, including reasonable legal fees (collectively "Losses"), as incurred, involving a third-party claim and arising out of or relating to the acquisition by such Purchaser of the 6% Notes and 6% Note Warrants issued and sold to it by the Company pursuant to this Agreement or arising out of the amendment of such Purchaser's 2% Notes and 2% Warrants pursuant to this Agreement; provided, that any Indemnified Party shall reimburse the Company for any amount paid pursuant to this Section 5.16 to the extent a final judgment by a court or body of proper jurisdiction, which has been fully appealed, determines that such Indemnified Party was at fault in connection with the claim or action pursuant to which such Losses were incurred. In connection with the foregoing, the Company may elect to assume the defense of a claim made against an Indemnified Party, provided that if the Company does not notify an Indemnified Party that it is assuming such defense within ten (10) days of receipt from Indemnified Party of the notice of Loss, it shall reimburse such Indemnified Party for its reasonable legal fees and expenses, as incurred, on a monthly basis.

     5.17 Rescission Right.

     (a) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, whenever a Purchaser, pursuant to the provisions of this Agreement or any other Transaction Document, exercises its right to have its Transaction Notes repurchased or redeemed by the Company, whether pursuant to a put right, acceleration or otherwise, and such repurchase or redemption is not effected in full within the time period provided in the relevant provision, then, except where such right is otherwise provided in such provision, such Purchaser shall have the right to, by written notice, rescind the redemption or repurchase of any portion of such Purchaser's Transaction Notes which have not been repurchased or redeemed in a timely manner, and the Company shall, within three (3) Trading Days of receipt of such notice, return to such Purchaser the Transaction Notes for which redemption or repurchase has been rescinded as provided herein.

     (b) Notwithstanding anything to contrary contained herein or in any other Transaction Document, whenever a Purchaser exercises its right, pursuant to the provisions of this Agreement or any other Transaction Document, to (i) convert Transaction Notes into Common Stock or other securities or consideration; or
(ii) exercise the Transaction Warrants for

Common Stock or other securities or consideration, and the delivery of the Common Stock, securities or other consideration issuable upon such conversion or exercise has not been effected within the time period provided in the relevant provision, then, except were such right is otherwise provided in such provision, such Purchaser still have the right to, upon written notice, rescind such conversion or exercise, as the case may be, and the Company shall, within three (3) Trading Days of receipt of such notice, return to Purchaser, any conversion notices, Transaction Notes, exercise notices or consideration tendered in connection with such conversion or exercise.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

                             Company:

                             ILLINOIS SUPERCONDUCTOR CORPORATION

                                   /s/ Edward W. Laves
                             By:_______________________________________
                             Name:   Edward W. Laves
                             Title:  President and Chief Executive Officer


                             Purchasers:

                             ELLIOTT ASSOCIATES, L.P.

                                   /s/ Authorized Signatory
                             By:_______________________________________
                             Name:
                             Title:

                             WESTGATE INTERNATIONAL, L.P.
                             By:  Martley International, L.P.
                             As Attorney-in-fact

                                   /s/ Authorized Signatory
                              By:________________________________________
                              Name:
                              Title:

                              ALEXANDER FINANCE, LP

                                   /s/ Authorized Signatory
                              By:________________________________________
                              Name:
                              Title:

                              STATE FARM MUTUAL AUTOMOBILE
                              INSURANCE COMPANY

                                   /s/ Authorized Signatory
                              By:_________________________________________
                              Name:
                              Title:

                             SCHEDULE OF PURCHASERS



Purchaser's Name    Purchase Price   Principal Amount   Number of Warrants    Principal Amount      Amount of 2% Note
                                     of 6% Notes        6% Note               of 2% Notes           Warrants
                                     Purchased          Warrants Purchased    to be Amended         to be Amended

Elliott Associates     .$833,334          $833,334                333,334         $1,388,889               555,556
Westgate                $833,333          $833,333                333,333         $1,388,889               555,555
Alexander             $1,333,333        $1,333,333                533,333         $2,222,222               888,889
State Farm              $300,000          $300,000                120,000           $500,000               200,000

                                SCHEDULE 2.1(C)

                                 CAPITALIZATION

     The authorized, issued and outstanding capital stock of the Company consists of the following:

     Preferred Stock, $.001 par value, 100,000 shares authorized, no shares issued and outstanding:

            Series A Preferred Stock, 10,000 shares authorized, no shares issued and outstanding

            Series B Convertible Preferred Stock, 600 shares authorized, no shares issued and outstanding

            Series C Convertible Preferred Stock, 600 shares authorized, no shares issued and outstanding

            Series G Convertible Preferred Stock, 700 shares authorized, no shares issued and outstanding

     Common Stock, $.001 par value, 30,000,000 shares authorized, 12,557,344 shares of which were issued and outstanding as of March 25, 1999.

     As of March 25, 1999, the Company also has outstanding warrants (including the 2% Note Warrants) to purchase 4,678,686 shares of Common Stock and options to purchase 1,208,665 shares of Common Stock. The Company also has 496,335 additional shares of Common Stock reserved for issuance upon the exercise of options which may be granted under the Company's Amended and Restated 1993 Stock Option Plan as amended. The Company has reserved for issuance upon conversion of the 2% Notes, 6,900,000 shares of Common Stock. Holders of the 2% Notes have the right to covert such Notes (plus accrued interest payable in shares in Common Stock) into shares of Common Stock at a conversion price equal to $1.50 per share, subject to adjustment. As of March 25, 1999, $10,350,000 in aggregate principal amount of the 2% Notes, plus accrued interest, remain outstanding and subject to conversion.

     The Company has a stockholders rights plan (the "Rights Plan") pursuant to which a Series A Right is associated and trades with each share of Common Stock outstanding. Each Series A Right will entitle its holder, under certain circumstances described in the Rights Plan, to purchase one one-thousandth of a share of the Company's Series A Junior Participating Preferred Stock, $.001 par value per share, for $200 (subject to adjustment) or receive shares of Common Stock having a market value of two times the exercise of the Series A Right and one Series B Right.

     The Company is obligated to issue a warrant to Southbrook Investments, Ltd. exercisable for 31,250 shares of Common Stock, which warrant has not yet been issued.

                                SCHEDULE 2.1(F)

                               REQUIRED CONSENTS



1. The approval of the Company's stockholders referred to in Section 3.13 of the Agreement to increase the number of shares of Common Stock authorized for issuance.

2. The consent of the holders of the 2% Notes evidenced by their execution and delivery of the Amendment to Note Agreement.

                                SCHEDULE 2.1(G)

                                   LITIGATION


     See Part II "Item 1. Legal Proceedings" in the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998.

                                SCHEDULE 2.1(S)

                            OUTSTANDING INDEBTEDNESS


     The outstanding indebtedness of the Company as of March 25, 1999 consisted of the following:

     nstallment Loan Note from NBD Bank, secured by certain engineering test equipment: Account Number 0030188, $5,120.79 in principal outstanding as of March 25, 1999, interest rate = 8.5% annually, monthly installment payments of $2,915.61, due through May 1999

     $10,350,000 in aggregate principal amount of Senior Convertible Notes due May 15, 2002, plus accrued interest.

     Equipment Lease Installment Agreement from Hewlett - Packard Company, 36 monthly installment payments of $891.85, commencing February 1999, secured by certain engineering test equipment.

     Trade debt incurred in the ordinary course of business, which equaled $1,149,343 as of March 25, 1999.